Exhibit 5.1

August 24, 2004

(212) 351-4000

(212) 351-4035

Tele Norte Leste Participações S.A.

Rua Humberto de Campos, 425/8° andar-Leblon

22430-190 Rio de Janeiro, RJ, Brazil

Re:	Tele Norte Leste Participações S.A.
Registration	Statement on Form F-4
File	No. 333-

Ladies and Gentlemen:

We have acted as special United States counsel to Tele Norte Leste Participações S.A., a corporation organized under Brazilian law (the “Issuer”), in connection with the Issuer’s registration, on a Registration Statement on Form F-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), of up to US$300,000,000 aggregate principal amount of its Series B 8.0% Notes due 2013 (the “New Notes”). The New Notes will be offered in exchange for a like principal amount of the Issuer’s outstanding Series A 8.0% Notes due 2013, pursuant to the Registration Rights Agreement, dated as of December 18, 2003, by and between the Issuer and J.P. Morgan Securities Inc., as representative on behalf of the initial purchasers described therein, and an Indenture, dated as of December 18, 2003 (the “Indenture”), by and between the Issuer, HSBC Bank USA, as trustee and New York paying agent (the “Trustee”), and J.P. Morgan Trust Bank LTD., as principal paying agent.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of officers of the Issuer and of public officials and other instruments as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent

Tele Norte Leste Particpações S.A.

August 24, 2004

investigation upon statements and representations of officers and other representatives of the Issuer and others.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the New Notes, when duly executed and delivered by or on behalf of the Issuer in the form contemplated by the Indenture and upon the terms set forth in the Registration Statement and authenticated by the Trustee, will be legally issued and will constitute valid and binding obligations of the Issuer under the laws of the State of New York, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

Insofar as the opinion set forth herein relates to matters of the laws of Brazil, we have relied upon the opinion of Souza, Cescon Avedissian, Barrieu e Flesch Advogados, dated the date hereof, special Brazilian counsel to the Issuer, filed as an Exhibit to the Registration Statement, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the headings “Validity of the New Notes” and “Certain Tax Consequences of the Exchange Offer” contained in the prospectus that forms a part of the Registration Statement. In giving these consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/S/ GIBSON, DUNN & CRUTCHER LLP

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